EXHIBIT 2


                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                       (Including the Associated Rights)
                                       of
                            PERRY DRUG STORES, INC.
                                       at
                          $11.00 NET PER SHARE IN CASH
                                       by
                          LAKE ACQUISITION CORPORATION
                          a wholly owned subsidiary of
                              RITE AID CORPORATION

             THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
    12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JANUARY 27, 1995,
                      UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES (AND THE ASSOCIATED RIGHTS) WHICH, WHEN ADDED TO THE SHARES OWNED BY LAKE ACQUISITION CORPORATION (THE 'PURCHASER') AND ITS AFFILIATES, CONSTITUTES AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS, EXCLUDING SHARES RESERVED FOR ISSUANCE UPON CONVERSION OF THE CONVERTIBLE DEBENTURES (AS DEFINED HEREIN). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE
SECTION 14.

    RITE AID CORPORATION ('PARENT') AND THE PURCHASER HAVE ENTERED INTO SHAREHOLDERS AGREEMENTS WITH MR. JACK ROBINSON, INDIVIDUALLY AND AS TRUSTEE, THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF THE COMPANY, AND MRS. AVIVA ROBINSON, INDIVIDUALLY AND AS TRUSTEE (TOGETHER WITH MR. ROBINSON, THE 'SELLING SHAREHOLDERS'), PURSUANT TO WHICH, AMONG OTHER THINGS, THE SELLING SHAREHOLDERS HAVE AGREED TO TENDER IN THE OFFER, AND HAVE GRANTED PARENT AN OPTION TO ACQUIRE AT THE OFFER PRICE, UPON THE TERMS AND SUBJECT TO THE CONDITIONS THEREOF, ALL SHARES OWNED BY THE SELLING SHAREHOLDERS (OR APPROXIMATELY 9.02% OF THE COMPANY'S OUTSTANDING SHARES CALCULATED ON A FULLY DILUTED BASIS, EXCLUDING SHARES RESERVED FOR ISSUANCE UPON CONVERSION OF THE CONVERTIBLE DEBENTURES).

    THE BOARD OF DIRECTORS OF PERRY DRUG STORES, INC. UNANIMOUSLY HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER (AS DEFINED HEREIN) IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF PERRY DRUG STORES, INC., AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                                   IMPORTANT

    Any shareholder desiring to tender all or any portion of such shareholder's shares of common stock, par value $.05 per share (the 'Common Stock') and the associated Rights (as defined herein, and together with the Common Stock, the 'Shares') should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in
Section 3 or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

    A shareholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance, or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials, may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. A shareholder may also contact brokers, dealers, commercial banks and trust companies for assistance concerning the Offer.
                            ------------------------

                    The Information Agent for the Offer is:

                           MACKENZIE PARTNERS, INC.

December 29, 1994

                               TABLE OF CONTENTS

                                                                      PAGE
                                                                     ------
INTRODUCTION.........................................................     1
THE TENDER OFFER.....................................................     3
 1. Terms of the Offer...............................................     3
 2. Acceptance for Payment and Payment for Shares....................     4
 3. Procedures for Tendering Shares..................................     5
 4. Withdrawal Rights................................................     7
 5. Certain Federal Income Tax Consequences..........................     8
 6. Price Range of Shares; Dividends.................................     8
 7. Certain Information Concerning the Company.......................     9
 8. Certain Information Concerning the Purchaser and Parent..........    10
 9. Source and Amount of Funds.......................................    12
10. Background of the Offer; Contacts with the Company...............    13
11. Purpose of the Offer; Plans for the Company; Merger Agreement;
      Shareholders Agreements; Consulting Agreement; and Other
      Agreements.....................................................    14
12. Dividends and Distributions......................................    26
13. Effect of the Offer on the Market for the Shares; Exchange
      Listing and Exchange Act Registration..........................    26
14. Conditions of the Offer..........................................    27
15. Regulatory Approvals; State Takeover Laws........................    28
16. Fees and Expenses................................................    30
17. Miscellaneous....................................................    30
Schedule I--Information Concerning the Directors and Executive
  Officers of Parent and the Purchaser...............................   I-1
Schedule II--Transactions in Shares During the Past 60 Days by
  Parent.............................................................  II-1

To the Holders of Common Stock of Perry Drug Stores, Inc.:

                                  INTRODUCTION

     Lake Acquisition Corporation (the 'Purchaser'), a Delaware corporation and a wholly owned subsidiary of Rite Aid Corporation, a Delaware corporation ('Parent'), hereby offers to purchase all outstanding shares of common stock, par value $.05 per share (the 'Common Stock'), of Perry Drug Stores, Inc., a Michigan corporation (the 'Company'), and the associated Preferred Stock Purchase Rights (the 'Rights' and, together with the Common Stock, the 'Shares') issued pursuant to the Rights Agreement, dated as of February 4, 1987, as amended, between the Company and State Street Bank & Trust Company, as successor Rights Agent (the 'Rights Agreement'), at a price of $11.00 per Share, net to the seller in cash, without interest thereon (the 'Offer Price'), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the 'Offer'). Until the Distribution Date (as defined herein), the Rights will be evidenced by and trade with the certificates evidencing the Common Stock. See Section 11 for a brief description of the Rights Agreement and its application to the Offer and the Merger (as defined herein).

     Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all charges and expenses of Harris Trust Company of New York, as Depositary (the 'Depositary'), and MacKenzie Partners, Inc., as Information Agent (the 'Information Agent'), incurred in connection with the Offer. See Section 16.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST 5,999,217 SHARES, WHICH, WHEN ADDED TO THE SHARES OWNED BY PARENT, THE PURCHASER AND ITS AFFILIATES, CONSTITUTES A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (THE 'MINIMUM CONDITION'). PARENT OWNS 185,000 SHARES (OR 1.5% OF THE OUTSTANDING SHARES CALCULATED ON A FULLY DILUTED BASIS) WHICH IT HAS ACQUIRED IN OPEN MARKET TRANSACTIONS. ASSUMING THE PURCHASE BY THE PURCHASER OF THE SELLING SHAREHOLDERS' 1,115,284 SHARES, THE PURCHASER WILL NEED TO PURCHASE AN ADDITIONAL 4,883,933 SHARES TO SATISFY THE MINIMUM CONDITION.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE 'BOARD') HAS, BY UNANIMOUS VOTE, APPROVED EACH OF THE OFFER AND THE MERGER, HAS DETERMINED THAT EACH OF THE OFFER

AND THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     The Company has advised Parent that Wasserstein Perella & Co., Inc. ('Wasserstein Perella') and Peter J. Solomon Company Limited ('PJSC') have each delivered to the Board its opinion as to the fairness of the $11.00 per Share cash consideration to be received by the shareholders of the Company (other than Parent) pursuant to the Offer and the Merger. Copies of the opinions of Wasserstein Perella and PJSC, which set forth the factors considered and the assumptions made by Wasserstein Perella and PJSC are contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the 'Schedule 14D-9'), which is being mailed to shareholders herewith.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 23, 1994 (the 'Merger Agreement'), by and among Parent, the Purchaser and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ('Delaware Law') and the Michigan Business Corporation Act ('Michigan Law'), Purchaser will be merged with and into the Company (the 'Merger'). Following consummation of the Merger, the Company will continue as the surviving corporation (the 'Surviving Corporation') and will be a wholly owned subsidiary of Parent. At the effective time of the Merger (the 'Effective Time'), each issued and outstanding Share, including the associated Rights, immediately prior to the Effective Time (other than Shares held in the treasury of the Company or owned by the Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent) will be converted into the right to receive the Offer Price, without interest (the 'Merger Consideration'). The Merger Agreement is more fully described in Section 11.

     The Merger Agreement provides that, promptly upon the purchase by the Purchaser of Shares pursuant to the Offer and from time to time thereafter, the Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as will give the Purchaser representation on the Board equal to the product of the total number of directors on the Board multiplied by the percentage that the aggregate number of Shares then beneficially owned by the Purchaser and its affiliates following such purchase bears to the total number of Shares then outstanding. In the Merger Agreement, the Company has agreed to use its best efforts promptly to cause the Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors or both. Notwithstanding the foregoing, the Company has agreed to use all reasonable efforts to assure that prior to the Effective Time the Board shall retain at least two directors who are directors on the date of the Merger Agreement.

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including, if required by law, the approval and adoption of the Merger Agreement by the requisite vote of the shareholders of the Company. See Section 11. Under the Company's Restated Articles of Incorporation and

Michigan Law, except as otherwise described below, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if the Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the then outstanding Shares, the Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other shareholder.

     Under Michigan Law and Delaware Law, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, the Purchaser will be able to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, without a vote of the Company's shareholders. In such event, Parent, the Purchaser and the Company have agreed to take, at the request of the Purchaser, all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the Company's shareholders. If, however, the Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's shareholders is required under Michigan Law, a significantly longer period of time will be required to effect the Merger. See Section 11.

     Immediately after the execution of the Merger Agreement, Jack A. Robinson, Chairman and Chief Executive Officer of the Company, and Aviva Robinson, the wife of Jack A. Robinson (collectively, the 'Selling Shareholders') each, individually and as trustee, entered into a Shareholders Agreement, dated as of December 23, 1994, with Parent and the Purchaser (collectively, the 'Shareholders Agreements'). The Selling Shareholders collectively own 1,115,284 Shares, or approximately 9.02% of the outstanding Shares calculated on a fully diluted basis. Pursuant to the Shareholders Agreements, the Selling Shareholders have agreed to validly tender pursuant to the Offer and not withdraw all Shares which are owned of record or beneficially by them prior to the Expiration Date (as defined herein). Pursuant to the Shareholders Agreements, Parent has the right to acquire from the Selling Shareholders at $11.00 per Share, all of their Shares if (i) the Offer is terminated, abandoned or withdrawn by Parent or the Purchaser (whether due to the failure of any of the conditions to the Offer or otherwise), or (ii) the Merger Agreement is terminated in accordance with its terms. Subject to certain conditions specified in the Shareholders Agreements, such right is exercisable in whole but not in part for the 90 day period following the first to occur of the foregoing events. The Shareholders Agreements are more fully described in Section 11.

     Parent and Jack A. Robinson, the Chairman and Chief Executive Officer of the Company (the 'Consultant'), have entered into a consulting agreement dated as of December 23, 1994, (the 'Consulting Agreement'), pursuant to which Parent has agreed to pay the Consultant, in addition to certain other benefits, consulting fees at a rate of $225,000 per year. The term of the Consulting Agreement is 10 years from the consummation of the Offer. The Consulting Agreement is more fully described in Section 11.

     Pursuant to the Merger Agreement, the Company has agreed to amend the Rights Agreement, as necessary (the 'Rights Amendment'), (i) to prevent the Merger Agreement, the Shareholders Agreements or the consummation of any of the transactions contemplated thereby, including without limitation, the Offer and the consummation of the Offer and the Merger, from resulting in the distribution of separate rights certificates or the occurrence of a Distribution Date (as defined in the Rights Agreement) or being deemed a Triggering Event (as defined in the Rights Agreement) and (ii) to provide that neither Parent nor the Purchaser will be deemed to be an Acquiring Person (as defined in the Rights Agreement) by reason of the transactions expressly provided for in the Merger Agreement and the Shareholders Agreements. The Rights Amendment will render the Rights inoperative with respect to any acquisition of Shares by Parent, the Purchaser or any of their affiliates pursuant to the Merger Agreement and/or the Shareholders Agreements. Upon consummation of the Merger, all Rights will expire and be of no further force or effect.

     The Company has informed the Purchaser that, as of December 23, 1994, there were 12,027,382 Shares issued and outstanding, 341,050 Shares are reserved for issuance upon exercise of the outstanding options granted under the Company's option plans or rights granted under the Company's Restricted Stock Plan and 2,758,400 Shares are reserved for issuance upon conversion of the 8 1/2% Convertible Subordinated Debentures due 2010 which are convertible at an effective price of $18.125 per Share (the 'Convertible Debentures'). As a result, as of such date, the Minimum Condition would be satisfied if the Purchaser acquired 5,999,217 Shares, given that the Purchaser already owns 185,000 Shares. For purposes of the Offer, calculation of the Company's outstanding Shares on a fully diluted basis excludes Shares reserved for issuance upon conversion of the Convertible Debentures.

     THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

     1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn in accordance with Section 4. The term 'Expiration Date' means 12:00 Midnight, New York City time, on Friday, January 27, 1995, unless and until the Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term 'Expiration Date' shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition. If the Minimum Condition is not satisfied or any or all of the other events set forth in Section 14 shall have occurred or shall be determined by the Purchaser to have occurred prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered in the Offer and terminate the Offer, and return all tendered Shares to the tendering shareholders, (ii) except for the Minimum Condition, waive or amend any or all conditions to the Offer, to the extent permitted by applicable law and the provisions of the Merger Agreement, and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the 'Commission'), purchase all Shares validly tendered, or (iii) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended.

     The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the events specified in Section 14, by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw its Shares. See Section 4.

     Subject to the applicable regulations of the Commission, the Purchaser also expressly reserves the right, in its sole discretion (but subject to the terms of the Merger Agreement), at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares pending receipt of any regulatory approval specified in Section 15 or in order to comply in whole or in part with any other applicable law, (ii) to terminate the Offer and not accept for payment any Shares if any of the conditions referred to in Section 14 has not been satisfied or upon the occurrence of any of the events specified in
Section 14 and (iii) to waive any condition or otherwise amend the Offer in any respect by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

     The Merger Agreement provides that, without the consent of the Company, the Purchaser will not decrease the Offer Price, decrease the number of Shares sought in the Offer, waive the Minimum Condition, or amend any condition of the Offer in a manner adverse to the shareholders, except that if on the initial scheduled Expiration Date, all conditions to the Offer shall not have been satisfied or waived, the Offer may be extended from time to time until June 1, 1995. In addition, the Merger Agreement provides that without the consent of the Company, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such an increase in the Offer Price.

     The Purchaser acknowledges that (i) Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the 'Exchange Act') requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer, and (ii) the Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of the second preceding paragraph), any Shares upon the occurrence of any of the conditions specified in Section 14 without extending the period of time during which the Offer is open.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, with such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act.

     Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, the Purchaser should decide to decrease the number of Shares being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a 'business day' means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     The Company has provided the Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal, and other relevant materials, will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions set forth in Section 14. Subject to applicable rules of the Commission and the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its discretion, to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in Section 15. See Section 15.

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the 'Share Certificates') or timely confirmation of a book-entry transfer (a 'Book-Entry Confirmation') of such Shares, if such procedure is available, into the Depositary's account at The Depository Trust Company, the Midwest Securities Trust Company or the Philadelphia Depository Trust Company (each a 'Book-Entry Transfer Facility' and, collectively, the 'Book-Entry Transfer Facilities') pursuant to the procedures set forth in
Section 3, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and (iii) any other documents required by the Letter of Transmittal.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment. Payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from the Purchaser and transmitting payments to such tendering shareholders. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser, regardless of any delay in making such payment.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     If, prior to the Expiration Date, the Purchaser increases the consideration to be paid per Share pursuant to the Offer, the Purchaser will pay such increased consideration for all such Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

     Shareholders of the Company will be required to tender one Right for each Share tendered in order to effect a valid tender of such Share. If Rights Certificates have been distributed to holders of Shares prior to the consummation of the Offer, Rights Certificates representing a number of Rights equal to the number of Shares being tendered must be delivered to the Depositary in order for such Shares to be validly tendered. If Rights Certificates have not been distributed prior to the time Shares are accepted for payment by the Purchaser, a tender of Shares will also constitute a tender of the associated Rights.

     The Purchaser reserves the right to transfer or assign, in whole at any time, or in part from time to time, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     3.  PROCEDURES FOR TENDERING SHARES.


     Valid Tender of Shares. In order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering shareholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantee. Signatures on all Letters of Transmittal must be guaranteed by a participant in the Security Transfer Agents Medallion Program or the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an 'Eligible Institution'), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box entitled 'Special Delivery Instructions' or the box entitled 'Special Payment Instructions' on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

          (i)  the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary as provided below prior to the Expiration Date; and

          (iii) in the case of a guarantee of Shares, the Share Certificates for all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantee and any other documents required by such Letter of Transmittal, are received by the Depositary within five New York Stock Exchange, Inc. ('NYSE') trading days after the date of execution of the Notice of Guaranteed Delivery.

     Any Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares purchased pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (i) the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, if available, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and (iii) any other documents required by the Letter of Transmittal.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

     The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. None of Parent, the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

     Appointment as Proxy. By executing a Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of the Purchaser as such shareholder's proxies, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser (and any and all non-cash dividends, distributions, rights, other Shares, or other securities issued or issuable in respect of such Shares on or after December 23, 1994). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective if, when, and only to the extent that, the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given. The designees of the Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of the Company's shareholders, by written consent or otherwise, and the Purchaser reserves the right to require that, in order for Shares or other securities to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares the Purchaser must be able to exercise full voting rights with respect to such Shares.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN SHAREHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH SHAREHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH SHAREHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A SHAREHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH SHAREHOLDER. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

     The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after February 27, 1995, or at such later time as may apply if the Offer is extended.

     If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this
Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of Parent, the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will thereafter be deemed to not have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

     5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for Shares pursuant to the Offer or in the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a shareholder will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such shareholder's adjusted tax basis in such Shares. Assuming the Shares constitute capital assets in the hands of the shareholder, such gain or loss will be capital gain or loss and will be long term capital gain or loss if the holder has held the Shares for more than one year at the time of the sale. Gain or loss will be calculated separately for each block of Shares tendered pursuant to the Offer.

     The foregoing discussion may not be applicable to certain types of shareholders, including shareholders who acquired Shares pursuant to the exercise of stock options or otherwise as compensation, individuals who are not citizens or residents of the United States and foreign corporations, or entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

     6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are listed and principally traded on the NYSE and quoted under the symbol PDS. The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NYSE as reported by the Dow Jones News Service.

                                                                MARKET PRICE
                                                              ----------------
                                                               HIGH      LOW
                                                              -------  -------
FISCAL YEAR ENDED OCTOBER 31, 1993:
  First Quarter.............................................  $ 9 3/4  $ 7 3/4
  Second Quarter............................................    8 3/4    7 3/8
  Third Quarter.............................................    7 3/4    6 1/2
  Fourth Quarter............................................    7 1/2    5 3/8
FISCAL YEAR ENDED OCTOBER 31, 1994:
  First Quarter.............................................    6 3/4    5 3/4
  Second Quarter............................................    6 3/4    5 3/8
  Third Quarter.............................................        6    4 1/2
  Fourth Quarter............................................    7 1/2    5 1/2
FISCAL YEAR ENDED OCTOBER 31, 1995:
  First Quarter (through December 28, 1994).................   10 7/8    6 5/8

     On December 23, 1994, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the reported closing sales price of the Shares on the NYSE Composite Tape was $7 5/8 per Share. On December 28, 1994, the last full trading day prior to the date of this Offer to Purchase, the reported closing sales price of the Shares on the NYSE Composite Tape was $10 3/4 per Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     The Company does not pay cash dividends on the Shares. Certain agreements pertaining to the Company's long-term indebtedness contain covenants which restrict the Company's ability to pay dividends.

     7. CERTAIN INFORMATION CONCERNING THE COMPANY. The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor the Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or the Purchaser.

     The Company is a Michigan corporation and its principal executive offices are located at 5400 Perry Drive, Pontiac, Michigan 48343. The telephone number of the Company at such offices is (810) 334-1300. The Company is the largest drugstore chain in Michigan. The Company was incorporated in 1920 and is the surviving corporation of the merger of Perry Pharmacy, Inc. (formerly known as A.S. Putnam & Co.) and Perry Drug Stores, Inc. The Company operates approximately 225 stores in 136 communities in Michigan. The primary business of the Company is to operate a chain of drugstores. In addition to prescription drugs, the Company's drugstores also sell non-prescription drugs and a broad selection of traditional drugstore merchandise and services. The Company presently offers approximately 1,000 private label products, including a wide variety of health aids.

     Financial Information. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1993, as amended (the 'Company Form 10-K') and an earnings release issued by the Company disclosing certain financial information for the Company's fiscal year ended October 31, 1994 (the 'Earnings Release'). More comprehensive financial information is included in the Company Form 10-K, the Earnings Release and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to the Company Form 10-K and other documents, including the financial statements and related notes contained therein. The Company Form 10-K and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below. Copies of the Earnings Release may be obtained from the Company.

                            PERRY DRUG STORES, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                              YEAR ENDED OCTOBER 31,
                           ----------------------------
                             1994      1993      1992
                           --------  --------  --------
OPERATING STATEMENT DATA:
Net Sales................  $737,070  $698,432  $674,431
Cost of Goods Sold.......   545,780   523,765   514,577

Total Cost and
  Expenses...............   728,674   704,196   683,337
Earnings from Continuing
  Operations before
  Taxes..................     8,396    (5,764)   (8,906)
Net Earnings (loss)......     4,781    (4,223)   (5,972)
PER SHARE INFORMATION:
Net Earnings (loss) per
  Share..................      0.40     (0.35)    (0.54)

                                            AT OCTOBER 31,
                                ---------------------------------------
                                   1994          1993          1992
                                -----------  ------------  ------------
BALANCE SHEET DATA:
Current Assets................  $   161,577  $    146,060  $    157,726
Property, Plant and Equipment,
  net.........................       56,543        60,047        58,485
Total Assets..................      245,758       239,454       256,222
Long-Term Debt, current
  portion.....................          180         8,180         6,295
Current Liabilities...........       96,059        95,506        93,488
Long-Term Debt, excluding
  current portion.............       90,746        89,850       104,440
Shareholders' Equity..........       56,189        51,154        55,170

     The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at the following regional offices of the Commission: Seven World Trade Center, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy statements and other information concerning the Company should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Except as otherwise noted in this Offer to Purchase, all of the information with respect to the Company and its affiliates set forth in this Offer to Purchase has been derived from publicly available information.

     8.  CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT.

     The Purchaser. The Purchaser, a newly incorporated Delaware corporation, has not conducted any business other than in connection with the Offer, the Merger Agreement and the Shareholders Agreements. All of the issued and outstanding shares of capital stock of the Purchaser are beneficially owned by Parent. The principal executive offices of the Purchaser are located at 30 Hunter Lane, Camp Hill, Pennsylvania 17011. The telephone number of the Purchaser at such offices is (717) 761-2633.

     Parent. Parent is a Delaware corporation organized in 1968. The principal executive offices of Parent are located at 30 Hunter Lane, Camp Hill, Pennsylvania 17011. The telephone number of Parent at such offices is (717) 761-2633. Parent operates one of the nation's largest chains of drugstores, serving customers at approximately 2,679 convenient locations in 23 eastern states and the District of Columbia. Personal pharmacy service is the cornerstone of Parent's business, with prescription sales currently totaling over 50% of drugstore sales. Other shopping advantages include an extensive selection of personal care items, over-the-counter medications, seasonal merchandise and a quality line of Rite Aid brand products.

     Parent is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of Parent's securities, any material interests of such persons in transactions with Parent and other matters is required to be disclosed in proxy statements distributed to Parent's shareholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection and copies may be obtained in the same manner as set forth for the Company in Section 7. The Parent's Common Stock is listed on the NYSE, and reports, proxy statements and other information concerning Parent should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Set forth below are certain selected consolidated financial data with respect to Parent and its subsidiaries for Parent's last three fiscal years, excerpted or derived from audited financial statements presented in Parent's 1994 Annual Report to Shareholders and from the unaudited financial statements contained in Parent's Quarterly Report on Form 10-Q for the fiscal quarter ended November 26, 1994, in each case filed by Parent with the Commission. More comprehensive financial information is included in such reports and other documents filed by Parent with the Commission. The financial information summary set forth below is qualified in its entirety by reference to those reports and other documents which have been filed with the Commission and all the financial information and related notes contained therein.

                              RITE AID CORPORATION

                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                              THIRTY-NINE WEEKS ENDED                        YEAR ENDED
                                            ----------------------------    --------------------------------------------
                                            NOVEMBER 26,    NOVEMBER 27,    FEBRUARY 26,    FEBRUARY 27,    FEBRUARY 29,
                                                1994            1993            1994            1993            1992
                                            ------------    ------------    ------------    ------------    ------------
                                                    (UNAUDITED)
INCOME STATEMENT DATA:
Net Sales................................    $3,180,085      $2,981,273      $4,058,711      $3,833,591      $3,530,560
Income from Continuing Operations before
  Taxes..................................       144,312         123,464          45,670         200,569         187,202
Income (Loss) from Discontinued
  Operations.............................            --           6,824         (16,920)          8,646           9,075
Net Income...............................        88,032          80,704           9,288         132,396         124,016
PER SHARE INFORMATION:
Net Income per Share.....................          1.04             .92             .11            1.51            1.43

                                     NOVEMBER 26,  FEBRUARY 26,  FEBRUARY 27,
                                         1994          1994          1993
                                     ------------  ------------  ------------
                                     (UNAUDITED)
BALANCE SHEET DATA:
Current Assets.....................  $ 1,214,826   $ 1,125,425   $ 1,079,684
Property, Plant and Equipment,
  net..............................      696,457       638,694       551,392
Net Non-Current Assets of
  Discontinued Operations..........       58,493        77,784        71,406
Total Assets.......................    2,123,346     1,989,070     1,858,506
Current Liabilities................      418,916       362,209       268,039
Long-Term Debt, less Current
  Portion..........................      663,598       613,418       489,220
Total Liabilities..................    1,151,471     1,034,356       822,863
Total Stockholders' Equity.........      971,875       954,714     1,035,643

     The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of the Purchaser and Parent are set forth in Schedule I hereto.

     Except as described in this Offer to Purchase, (i) none of the Purchaser, Parent nor, to the best knowledge of the Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of the Purchaser, Parent or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of the Purchaser, Parent nor, to the best knowledge of the Purchaser and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days except as set forth in Schedule II hereto.

     Except as provided in the Merger Agreement, the Shareholders Agreements and as otherwise described in this Offer to Purchase, none of the Purchaser, Parent nor, to the best knowledge of the Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since November 1, 1991, neither the Purchaser nor Parent nor, to the best knowledge of the Purchaser and Parent, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since November 1, 1991, there have been no contracts, negotiations or transactions between any of the Purchaser, Parent, or any of their respective subsidiaries, or, to the best knowledge of the Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

     9.  SOURCE AND AMOUNT OF FUNDS.

     The total amount of funds required by the Purchaser and Parent to consummate the Offer and the Merger (including the cash out of stock options) and to pay related fees and expenses (inclusive of estimated expenses of the Company) is estimated to be approximately $137 million. The total amount of funds required to refinance all existing indebtedness under the Company's existing credit agreement and to effect a redemption of the Company's Convertible Debentures is estimated to be approximately $91.4 million. The Purchaser will obtain all of such funds from Parent or its affiliates. Parent will provide the $228.4 million for the foregoing transactions from its working capital, the proceeds of its existing commercial paper program and/or Parent's existing Credit Agreement (as defined below).

     The Company's commercial paper program involves the private placement of unsecured, commercial paper with maturities of up to 270 days. The commercial paper generally has an effective interest rate approximating the then market rate of interest for commercial paper of similar rating, currently approximately 6.25%. Parent may refinance any commercial paper borrowings used to finance the purchase of Shares pursuant to the Offer through private placements of additional commercial paper or, depending on market or business conditions, through such other financing as Parent may deem appropriate.


     The Company plans to obtain a portion of the funds needed for the Offer and related transactions through unsecured borrowings from a syndicate of financial institutions led by Morgan Guaranty Trust Company of New York ('Morgan') pursuant to a Credit Agreement, dated as of February 7, 1994, and amended by Amendment No. 1 to the Credit Agreement, dated as of February 16, 1994 (the 'Credit Agreement'), among Parent, Morgan, as agent, and the financial institutions named therein. Under the terms of the Credit Agreement, Parent is provided with a $350 million five-year revolving credit facility (the 'Credit Facility').

     Loans made under the Credit Facility bear interest, at Parent's option, (a) at a rate equal to the sum of the applicable margin and the (i) London inter-bank offered rate ('LIBOR'), (ii) certificate of deposit rate ('CD') or
(iii) Base Rate (the greater of Morgan's prime rate and the sum of federal funds rate and 50 basis points), or (b) at a rate determined by a competitive bid system among the financial institutions party to the Credit Facility. The interest rate for LIBOR and CD loans varies with the interest period chosen by Parent. Parent may choose interest periods of, in the case of LIBOR, one, two, three or six months, and in the case of CD, 30, 60, 90 or 180 days. The current interest rate for three month LIBOR is approximately 3.37% per annum and for 90 day CD is approximately 3.25% per annum. Morgan's current prime rate is 8 1/2% per annum.

     The applicable margin and certain fees payable by Parent are subject to adjustments based on the Company's rating from time to time by Standard & Poor Corporation and Moody's Investors Service, Inc. The margin on loans made pursuant to the Credit Facility ranges, in the case of LIBOR, from 25 to 75 basis points, and in the case of CD, from 37.5 to 67.5 basis points. No margin is payable under the Credit Facility for loans bearing interest at the Base Rate. Parent will pay a utilization fee of 6.25 basis points per annum on all borrowings in excess of 50% of the Credit Facility. Parent will also pay facility fees (ranging from 8 to 20 basis points per annum) and fees on the unused portion of the Credit Facility (ranging from 8 to 25 basis points per annum). The Credit Agreement includes representations and warranties, covenants, events of default and other terms customary to financings of this type. A copy of the Credit Agreement has been filed with the Commission as an exhibit to the Tender Offer Statement on Schedule 14D-1 (the 'Schedule 14D-1') and is incorporated herein by reference.

     Parent expects to repay any borrowing through future cash flow from operations or from future borrowings.

     10.  BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

     In early November 1994, Mr. Jack Robinson, the Chairman and Chief Executive Officer of the Company, and Mr. Alex Grass, the Chairman and Chief Executive Officer of Parent, and Mr. Martin Grass, the President and Chief Operating Officer of Parent, held a telephonic discussion with respect to general industry matters. In the course of such discussion, Messrs. Alex and Martin Grass suggested to Mr. Robinson that Parent had an interest in acquiring the Company. Mr. Robinson stated that he would consider the matter and would respond at a future time.

     Messrs. Alex and Martin Grass had another conversation with Mr. Robinson in early November in which further discussions were held concerning the possible acquisition of the Company by Parent. On or about November 21, 1994, Mr. Robinson called Mr. Alex Grass to advise him that the Board of Directors of the Company had authorized a meeting between PJSC, the Company's financial advisor, and Parent. On November 22, 1994, Messrs. Alex and Martin Grass met with representatives of PJSC to discuss a possible acquisition of the Company.

     In early December, representatives of PJSC contacted Martin Grass to advise him that the Company would enter into a confidentiality agreement and would be prepared to allow Parent to conduct due diligence with respect to the Company. On December 14, 1994, the Company and Parent entered into the Confidentiality Agreement (as defined).

     From December 16, 1994 through December 18, 1994, members of Parent's senior management conducted a due diligence review of the Company at the Company's offices in Michigan and at the offices of PJSC in New York. On December 17, 1994, Messrs. Alex and Martin Grass met with Mr. Robinson to discuss, among other things, the Shareholders Agreements and Consulting Agreement and other matters relating to the proposed transaction. On December 18, 1994, Mr. Martin Grass informed a representative of the Company that Parent was prepared to make an all cash offer of $11.00 per Share if acceptable to the Board, subject to the negotiation of a definitive Merger Agreement.

     On December 19, 1994, the Board of Directors of Parent held a meeting. At such meeting, members of Parent's senior management and Parent's outside legal advisor made presentations to the Board regarding the proposed acquisition of the Company. The Board of Directors analyzed and discussed the proposed Merger Agreement, Offer, Merger, Shareholders Agreements and Consulting Agreement and authorized senior management of Parent to proceed with the negotiations relating to the proposed transaction.

     During the week of December 19, 1994, members of senior management of Parent and its legal advisor negotiated the terms of the Merger Agreement with representatives of the Company and its legal advisor, and negotiated the terms of the Shareholders Agreements and Consulting Agreement with the Selling Shareholders and their legal advisor. Negotiations continued through December 23, 1994, culminating in Parent and the Company agreeing upon a form of definitive Merger Agreement and Parent and the Selling Shareholders agreeing upon a form of Shareholders Agreement and Consulting Agreement.

     On December 23, 1994, the Board of Directors of Parent held a meeting to approve the Merger Agreement, the Offer, the Shareholders Agreements, the Consulting Agreement and the related transactions. The Board of Directors of the Company also met on December 23, 1994. At such meeting, the Company's Board reviewed the proposed transaction with the Company's management and the Company's legal and financial advisors and approved the Merger Agreement and the transactions contemplated thereby.

     Parent, the Purchaser and the Company executed and delivered the Merger Agreement in the early evening of December 23, 1994. On December 27, 1994, Parent and the Company issued a joint press release announcing the execution of the Merger Agreement and Shareholders Agreements. The Purchaser commenced the Offer on December 29, 1994.

     11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; MERGER AGREEMENT; SHAREHOLDERS AGREEMENTS; CONSULTING AGREEMENT; AND OTHER AGREEMENTS.

     Purpose of the Offer. The purpose of the Offer, the Merger, the Merger Agreement and the Shareholders Agreements is to enable Parent to acquire control of the Company's Board of Directors and the entire equity interest in the Company. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

     Plans for the Company. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be integrated into the operations of Parent as rapidly as practicable following the Merger. Parent intends to close the Company's corporate headquarters at 5400 Perry Drive, Pontiac, Michigan (the 'Headquarters') within approximately six months following consummation of the Merger and to integrate the Company's corporate headquarters operations into Parent's operations. In addition, Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such further actions as it deems appropriate under the circumstances then existing.

     Merger Agreement. THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT. THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT WHICH IS INCORPORATED HEREIN BY REFERENCE AND A COPY OF WHICH HAS BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO THE SCHEDULE 14D-1. THE MERGER AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACE AND IN THE MANNER SET FORTH IN SECTION 7 OF THIS OFFER TO PURCHASE.

          The Offer. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, the Purchaser will purchase all Shares validly tendered pursuant to the Offer. The Merger Agreement provides that, without the written consent of the Company by the Board of Directors (or a duly authorized Committee thereof), the Purchaser will not decrease the Offer Price, decrease the number of Shares sought in the Offer, waive the Minimum Condition, or amend any condition of the Offer in a manner adverse to the holders of Shares except that if on the initial scheduled Expiration Date, all conditions of the Offer shall not have been satisfied or waived, the Offer may be extended until June 1, 1995. In addition, the Merger Agreement provides that, without the consent of the Company, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such an increase in the Offer Price.

          The Merger. The Merger Agreement provides that, subject to the terms and conditions thereof, and in accordance with Michigan Law and Delaware Law, at the Effective Time, the Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the Surviving Corporation.

          The respective obligations of Parent and the Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the conditions that: (i) the Merger Agreement shall have been approved and adopted by the requisite vote of the holders of Common Stock, if required by applicable law and the Restated Articles of Incorporation, in order to consummate the Merger; (ii) no statute, rule, order, decree or regulation shall have been enacted or promulgated by any foreign or domestic government or any governmental agency or authority of competent jurisdiction which prohibits the consummation of the Merger and all foreign or domestic governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated by the Merger Agreement will have been obtained and shall be in effect at the Effective Time; (iii) there shall be no order or injunction of a foreign or United States federal or state court or other governmental authority of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger; and (iv) Parent, the Purchaser or their affiliates shall have purchased the Shares pursuant to the Offer.

          The Merger Agreement provides that at the Effective Time, each issued and outstanding share of Common Stock, including the associated Rights (other than Shares that are owned by the Company as treasury stock and any Shares owned by Parent, the Purchaser or any other wholly owned subsidiary of Parent) shall be converted into the right to receive the Offer Price, without interest.

          Pursuant to the Merger Agreement, each issued and outstanding share of common stock, par value $.01 per share, of the Purchaser shall be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation.

          The Merger Agreement provides that the Company will execute the Rights Amendment (i) to prevent the Merger Agreement, the Shareholders Agreements or the consummation of any of the transactions contemplated thereby, including without limitation, the Offer and the consummation of the Offer and the Merger, from resulting in the distribution of separate rights certificates or the occurrence of a Distribution Date (as defined in the Rights Agreement) or being deemed a Triggering Event (as defined in the Rights Agreement) and (ii) to provide that neither Parent nor the Purchaser will be deemed to be an Acquiring Person (as defined in the Rights Agreement) by reason of the transactions expressly provided for in the Merger Agreement and the Shareholders Agreements. The Rights Amendment will render the Rights inoperative with respect to any acquisition of Shares by Parent, the Purchaser or any of their affiliates pursuant to the Merger Agreement and/or the Shareholders Agreements. Upon consummation of the Merger, all Rights will expire and be of no further force or effect.

          The Company's Board of Directors. The Merger Agreement provides that, promptly upon the purchase of and payment for any Shares by Parent or any of its subsidiaries which represents at least a majority of the outstanding Shares (on a fully diluted basis), Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on such Board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser, Parent or any of their affiliates bears to the total number of Shares then outstanding. The Company shall, upon request of the Purchaser, use its best efforts promptly either to increase the size of its Board of Directors or, at the Company's election, secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be so elected to the Company's Board, and shall cause Parent's designees to be so elected. The Merger Agreement also provides that the Company shall cause persons designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) each board of directors (or similar body) of each subsidiary of the Company and (iii) each committee (or similar body) of each such board, in each case only to the extent permitted by applicable law or the rules of any stock exchange on which the Shares are listed. Notwithstanding the foregoing, until the Effective Time, the Company shall use all reasonable efforts to retain as members of its Board of Directors at least two directors who are directors of the Company on the date of the Merger Agreement; provided, that subsequent to the purchase of and payment for Shares pursuant to the Offer, Parent shall always have its designees represent at least a majority of the entire Board of Directors. The Company's obligation to appoint the Purchaser's designees to the Board of Directors is subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

          Shareholders Meeting. Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger, duly call, give notice of, convene and hold a special meeting of its shareholders (the 'Special Meeting') as soon as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the Merger Agreement. The Merger Agreement provides that the Company will, if required by applicable law in order to consummate the Merger, prepare and file with the Commission a preliminary proxy or information statement relating to the Merger and the Merger Agreement and use its reasonable efforts (i) to obtain and furnish the information required to be included by the Commission in the Proxy Statement (as defined herein) and, after consultation with Parent, to respond promptly to any comments made by the Commission with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the 'Proxy Statement') to be mailed to its shareholders and (ii) to obtain the necessary approvals of the Merger and the Merger Agreement by its shareholders. If the Purchaser acquires at least a majority of the outstanding Shares, the Purchaser will have sufficient voting power to approve the Merger, even if no other shareholder votes in favor of the Merger. The Company has agreed, subject to the fiduciary obligations of the Board under applicable law as advised by independent counsel, to include in the Proxy Statement the recommendation of the Board that shareholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement. Parent agrees that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement.

          The Merger Agreement provides that in the event that Parent, the Purchaser or any other subsidiary of Parent acquires at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, Parent, the Purchaser and the Company agree, at the request of Parent and subject to the terms of the Merger Agreement, to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of shareholders of the Company, in accordance with Michigan Law and Delaware Law.

          Interim Operations. In the Merger Agreement, the Company has agreed that, except as expressly contemplated by the Merger Agreement or agreed to by Parent, prior to the time the directors of the Purchaser have been elected to, and shall constitute a majority of, the Board of Directors of the Company: (i) the business of the Company and its subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, each of the Company and its subsidiaries shall use its best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners; (ii) the Company will not, directly or indirectly, (a) sell, transfer or pledge or agree to sell, transfer or pledge any Common Stock, preferred stock or capital stock of any of its subsidiaries beneficially owned by it, either directly or indirectly; or (b) split, combine or reclassify the outstanding Common Stock or any outstanding capital stock of any of the subsidiaries of the Company; (iii) neither the Company nor any of its subsidiaries shall (a) amend its articles of incorporation or by-laws or similar organizational documents; (b) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (c) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its subsidiaries, other than shares of preferred stock reserved for issuance on the date hereof upon exercise of outstanding Rights pursuant to the Rights Agreement or issuances pursuant to the exercise of Options (as defined in the Merger Agreement) outstanding as of the date of the Merger Agreement; (d) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any material assets other than in the ordinary and usual course of business and consistent with past practice, or incur or modify any material indebtedness or other liability, other than in the ordinary and usual course of business and consistent with past practice; (e) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock; (f) grant any increase in the compensation payable or to become payable by the Company or any of its subsidiaries to any of its executive officers or key employees, or adopt any new or amend or otherwise increase or accelerate the payment or vesting of the amounts payable or to become payable under any existing bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan agreement or arrangement; (g) enter into any employment or severance agreement with or, except in accordance with the existing written policies of the Company, grant any severance or termination pay to any officer, director or employee of the Company or any of its subsidiaries; (h) modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice; (i) permit any material insurance policy naming the Company as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent, except in the ordinary course of business and consistent with past practice; (j) incur or assume any long-term debt, or, except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; (k) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice; (l) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of the Company or customary loans or advances to employees in accordance with past practice); (m) enter into any material commitment or transaction (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets); (n) change any of the accounting principles used by it unless required by generally accepted accounting principles; (o) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, (1) in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated subsidiaries, (2) incurred in the ordinary course of business and consistent with past practice, or (3) which are legally required to be paid, discharged or satisfied (provided that if such claims, liabilities or obligations referred to in this clause (3) are legally required to be paid and are also not otherwise payable in accordance with clauses (1) or (2), the Company will notify Parent in writing if such claims, liabilities or obligations exceed, individually or in the aggregate, $100,000 in value, reasonably in advance of their payment); (p) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger); (q) take, or agree to commit to take, any action that would make any representation or warranty of the Company contained in the Merger Agreement inaccurate in any respect at, or as of any time prior to, the Effective Time; or (r) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

          No Solicitation. In the Merger Agreement, the Company has agreed that neither the Company nor any of its subsidiaries or affiliates shall (and the Company shall use its best efforts to cause its officers, directors, employees, representatives and agents not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent, or any of its affiliates or representatives) concerning any merger, tender offer, exchange offer, sale of assets, sale of shares of capital stock or debt securities or similar transactions involving the Company or any subsidiary, division or operating or principal business unit of the Company (an 'Acquisition Proposal'). The Company also agreed that it will immediately cease any existing activities, discussions or negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any of the foregoing. The Merger Agreement provides that the Company may, directly or indirectly, provide access and furnish information to a third party and may negotiate and participate in discussions and negotiations with such third party concerning an Acquisition Proposal if such third party has submitted a bona fide written proposal to the Board of Directors of the Company and if in the opinion of the Board of Directors of the Company, after consultation with independent legal counsel, the failure to provide such information or access or to engage in such discussions or negotiations would be inconsistent with the fiduciary duties of the Board to the Company's shareholders under applicable law. The Company has agreed to immediately notify Parent of any such proposal, or if an inquiry is made, the Company will keep Parent fully apprised of all developments with respect to any such Acquisition Proposal.

          Directors' and Officers' Insurance and Indemnification. In the Merger Agreement, Parent has agreed to indemnify the present and former officers, directors, employees and agents of the Company and its subsidiaries with respect to matters occurring at or prior to the Effective Time to the full extent permitted under Michigan law or the Company's Restated Articles of Incorporation, By-Laws or indemnification agreements in effect as of December 23, 1994, for a period of six years after the Effective Time. The Merger Agreement also provides that Parent shall maintain the Company's existing officers' and directors' liability insurance policy ('D&O Insurance') for a period of not less than two years after the Effective Time except that Parent may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers. Parent has also agreed that if the existing D&O Insurance expires, is terminated or cancelled during such period, Parent will use all reasonable efforts to obtain substantially similar D&O Insurance, but in no event shall it be required to pay aggregate premiums for such insurance in excess of 100% of the aggregate premiums paid by the Company in 1994 ('1994 Premiums'). However, the Merger Agreement provides that if Parent or the Purchaser would be required to expend more than 100% of 1994 Premiums, Parent or the Surviving Corporation shall nonetheless purchase the maximum amount of such insurance obtainable by payment of annual premiums equal to 100% of 1994 Premiums.

          Compensation and Benefits. Pursuant to the Merger Agreement, Parent has agreed that, effective as of the Effective Time, the Surviving Corporation and its subsidiaries will provide benefits to their employees that are comparable with those provided by Parent to similarly situated employees of Parent or any or its subsidiaries, taking into account all relevant factors, including the businesses in which the Surviving Corporation and its subsidiaries are engaged. In the Merger Agreement, Parent has further agreed that, effective as of the Effective Time, employees of the Surviving Corporation and its subsidiaries shall become participants in the health benefit plans and programs maintained for similarly situated employees of Parent or any of its subsidiaries. Such health benefit plans and programs shall (1) recognize expenses and claims that were incurred by such employees in the year in which the Effective Time occurs and recognize for similar purposes of computing deductible amounts and copayments under the Company's plans as of the Effective Time and (2) provide coverage for pre-existing health conditions to the extent covered under the applicable plans or programs of the Company as of the Effective Time. In addition, Parent has agreed that employees of the Surviving Corporation will receive credit for their prior service with the Company and its subsidiaries for eligibility and vesting purposes and for vacation accrual purposes.

          In the Merger Agreement, Parent has guaranteed the payment of and has agreed to honor the current severance pay arrangements and split dollar life insurance agreements that the Company has in effect for the benefit of certain executive officers, and Parent has acknowledged that (i) the change in each such executive's responsibilities resulting from the completion of the Offer and the resulting change in the Company from a publicly owned company to a majority or wholly owned subsidiary constitutes circumstances that shall be deemed a 'Termination of Employment' following a 'Change in Control' under such severance agreements or a resignation by the executive following a 'Change of Control' for 'Good Reason' and (ii) any decision on the part of any such executive to terminate his employment for any reason subsequent to completion of the Offer shall not constitue a 'voluntary termination of employment' under such split dollar life insurance agreements. Pursuant to the Merger Agreement, in the case of persons employed by the Company at its central administrative offices at the completion of the Offer other than those executive officers referred to in the preceding sentence, Parent has agreed to cause the Company or the Surviving Corporation, as the case may be, to pay a lump sum severance benefit to each such person whose employment is terminated by the Company or the Surviving Corporation for any reason other than cause, death or disability prior to the first anniversary of the completion of the Offer. Such severance benefit shall be based on the terminated employee's number of whole years (rounded up or down to the nearest whole year) of continuous service with the Company and/or the Surviving Corporation, shall be calculated as follows, and shall be reduced by withholding and employment taxes, if required by law to be withheld: if the length of service (A) is less than 10 years, the amount of severance benefit shall be 1 week's gross pay for each whole year of service, with a minimum severance benefit of 2 weeks' gross pay (or, if greater, gross pay for the number of additional business days remaining until the expiration of the notification period required in connection with the Headquarters Closing Notices (as defined in the Merger Agreement)); or (B) is 10 years or more, the amount of severance benefit shall be 2 weeks' gross pay for each whole year of service, with a maximum severance benefit of 26 weeks' gross pay.

          WARN Act. In the Merger Agreement, the Company has agreed that it shall, on behalf of Parent, within five calendar days of the date of the Merger Agreement, issue such notices as are required under the Worker Adjustment and Retraining Notification Act of 1988 (the 'WARN Act') and any similarly applicable state or local law, in connection with Parent's intended closing of the Company's current headquarters. The Merger Agreement provides that such notices shall be given sufficiently in advance of the date of the closing of the headquarters so that Parent shall not be liable under the WARN Act or any similarly applicable state or local law for any penalty or payment in lieu of notice to any employee or governmental entity.

          Options. Pursuant to the Merger Agreement, Parent and the Company have agreed to take all actions necessary to provide that, effective as of the Effective Time, (i) each outstanding employee stock option to purchase Shares (an 'Employee Option') granted under the Company's 1982 Incentive Stock Option Plan (the '1982 Option Plan') or the Company's 1987 Non-Qualified Stock Option Plan (the '1987 Option Plan' and collectively with the 1982 Option Plan, the 'Option Plans') and each outstanding non-employee director option to purchase Shares ('Director Options' and collectively with Employee Options, 'Options') granted under the 1987 Stock Option Plan, whether or not then exercisable or vested, shall become fully exercisable and vested, (ii) each Option that is then outstanding shall be cancelled and (iii) in consideration of such cancellation, and except to the extent that Parent or the Purchaser and the holder of any such Option otherwise agree, the Company (or, at Parent's option, the Purchaser) shall pay to such holders of Options an amount in respect thereof equal to the product of (A) the excess, if any, of the Offer Price over the exercise price thereof and (B) the number of Shares subject thereto (such payment to be net of applicable withholding taxes). In the Merger Agreement, the parties have agreed that if it is determined that compliance with any of the foregoing would cause any individual subject to Section 16 of the Exchange Act ('Section 16') to become subject to the profit recovery provisions thereof, any Options held by such individual will be cancelled or purchased, as the case may be, as promptly as possible so as not to subject such individual to any liability pursuant to
Section 16, but no later than May 15, 1995, subject to receiving an agreement from the holder of such Option not to exercise such Option after the

Effective Time, and such individual shall be entitled to receive from the Company, for each Share subject to an Option an amount equal to the excess, if any, of the Offer Price over the per Share exercise price of such Option. Notwithstanding the foregoing, any payment to the holders of Options contemplated by the foregoing provisions may be withheld in respect of any Option until any necessary consents or releases are obtained. The Merger Agreement also provides that (i) the Option Plans and the Company's 1986 Restricted Stock Plan shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement, providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries shall be deleted as of the Effective Time and (ii) the Company shall use all reasonable efforts to ensure that following the Effective Time no holder of Options or any participant in the Option Plans or any other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

          Convertible Debentures. The Merger Agreement provides that promptly after acceptance by the Purchaser of Shares for payment pursuant to the Offer, if so requested by Parent, the Company shall provide appropriate notice in order to effect a redemption by the Company of the Company's Convertible Debentures. The Company shall cause such redemption of the Convertible Debentures, if so requested by Parent, to occur on the date specified by Parent, which date shall not be less than 30 nor more than 60 days after the date notices of such redemption are mailed to debentureholders of the Company.

          Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser with respect to, among other things, its organization, capitalization, financial statements, public filings, labor relations, conduct of business, employee benefit plans, insurance, compliance with laws, litigation, tax matters, real property, consent and approvals, opinions of financial advisors, vote required, undisclosed liabilities and the absence of any undisclosed material adverse changes in the Company since October 31, 1993.

          Termination; Fees. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company, (a) by mutual consent of the Board of Directors of Parent and the Board of Directors of the Company, (b) by either the Board of Directors of Parent or the Board of Directors of the Company (i) if Shares have not been purchased pursuant to the Offer on or prior to June 1, 1995, provided that such right to terminate shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement was the cause of, or resulted in, the failure of Parent or the Purchaser to purchase the Shares on or before such date; or (ii) if any Governmental Entity (as defined therein) shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall use their reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable, (c) by the Board of Directors of the Company (i) if, prior to the purchase of Shares in the Offer, the Board of Directors of the Company shall have withdrawn (or modified or changed in a manner adverse to Parent) its approval or recommendation of the Offer, the Merger Agreement or the Merger in order to permit the Company to execute a definitive agreement providing for the acquisition of the Company by merger or otherwise, and the failure to take such action would be inconsistent with its fiduciary duties to the Company's shareholders under applicable law; or
(ii) if, prior to the purchase of Shares in the Offer, Parent or the Purchaser breaches or fails in any material respect to comply with any of its material covenants and agreements contained in the Merger Agreement or breaches its representations and warranties in any material respect; or (iii) if Parent or the Purchaser shall have terminated the Offer, or the Offer shall have expired, without Parent or the Purchaser, as the case may be, purchasing any Shares pursuant thereto; provided, that the Company may not terminate the Merger Agreement pursuant to this clause (iii) if the Company is in material breach of the Merger Agreement, (d) by the Board of Directors of Parent (i) if (A) prior to the purchase of Shares pursuant to the Offer, the Board of Directors of the Company shall have withdrawn or modified or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger, or shall have recommended an Acquisition Proposal or offer, or shall have executed an agreement in principle (or similar agreement) or definitive agreement providing for a tender offer or exchange offer for any shares of capital stock of the Company, or a merger, consolidation or other business combination with a person or entity other than Parent, the Purchaser or their affiliates (or the Board of Directors of the Company resolves to do any of the foregoing), or (B) it shall have been publicly disclosed or Parent or the Purchaser shall have learned that any person, entity or 'group' (as that term is defined in Section 13(d)(3) of the Exchange Act) (an 'Acquiring Person'), other than Parent or its affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange
Act), of more than 19.9% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted an option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 19.9% of any class or series of capital stock of the Company (including the Shares), or
(ii) if Parent or the Purchaser, as the case may be, shall have terminated the Offer, or the Offer shall have expired without Parent or the Purchaser, as the case may be, purchasing any Shares thereunder, provided that Parent may not terminate the Merger Agreement pursuant to this clause (ii) if it or the Purchaser has failed to purchase Shares in the Offer in violation of the material terms thereof.

     In accordance with the Merger Agreement, if (1) the Board of Directors of the Company terminates the Merger Agreement pursuant to clause (c)(i) of the immediately preceding paragraph, (2) the Board of Directors of Parent terminates the Merger Agreement pursuant to clause (d)(i)(A) of the immediately preceding paragraph, (3) the Board of Directors of Parent terminates the Merger Agreement pursuant to clause (d)(i)(B) and within one year of such termination, the Acquiring Person shall acquire or beneficially own a majority of the then outstanding Shares or shall have obtained representation on the Company's Board of Directors or shall enter into a definitive agreement with the Company with respect to an Acquisition Proposal or similar business combination or (4) the Board of Directors of Parent terminates the Merger Agreement pursuant to clause
(d)(ii) of the immediately preceding paragraph due to a material breach by the Company of any of the representations and warranties set forth in the Agreement (other than as a result of an act of God) or the failure to perform or comply with any material obligation, agreement or covenant contained in the Merger Agreement, then the Company will pay Parent an amount equal to $3 million. The Merger Agreement also provides that upon the termination of the Merger Agreement due to the occurrence of one of the events specified in clauses (1), (2), (3) or
(4) of the preceding sentence, the Company will reimburse Parent for all reasonable fees and expenses incurred, or to be incurred, by Parent or the Purchaser and their affiliates, in connection with the Offer, the Merger and the consummation of the transactions contemplated by the Merger Agreement in an amount not to exceed $1 million in the aggregate.

     Shareholders Agreements. THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS OF THE SHAREHOLDERS AGREEMENTS. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE SHAREHOLDERS AGREEMENTS WHICH ARE INCORPORATED HEREIN BY REFERENCE AND COPIES OF WHICH HAVE BEEN FILED WITH THE COMMISSION AS EXHIBITS TO THE SCHEDULE 14D-1. THE SHAREHOLDERS AGREEMENTS MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACE AND IN THE MANNER AS SET FORTH IN SECTION 7 OF THIS OFFER TO PURCHASE.

          Tender of Shares. Immediately after the execution of the Merger Agreement, the Purchaser and Selling Shareholders entered into the Shareholders Agreements. Upon the terms and subject to the conditions of such agreements, the Selling Shareholders have severally agreed to validly tender (and not to withdraw) pursuant to and in accordance with the terms of the Offer, not later than the fifth business day after commencement of the Offer, the number of Shares owned beneficially by them (or a total of 1,115,284 Shares, representing 9.02% of the outstanding Shares on a fully diluted basis). The Selling Shareholders further agreed that the transfer by the Selling Shareholders of their Shares to the Purchaser in the Offer will pass to and unconditionally vest in the Purchaser good and valid title to such Shares.

          Stock Option. In order to induce Parent and the Purchaser to enter into the Merger Agreement, the Selling Shareholders have granted to Parent an irrevocable option (a 'Stock Option') to purchase the Selling Shareholders' Shares (the 'Option Shares') at a purchase price per Share equal to $11.00. Pursuant to the Shareholders Agreements, if (i) the Offer is terminated, abandoned or withdrawn by Parent or the Purchaser (whether due to the failure of any of the conditions set forth in Section 14 or otherwise), or (ii) the Merger Agreement is terminated in accordance with its terms, the Stock Option will, in any such case, become exercisable, in whole but not in part, upon the first to occur of any such event and remain exercisable, in whole but not in part, until the date which is 90 days after the date of the occurrence of such event (the '90 Day Period'), so long as: (i) all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the 'HSR Act') required for the purchase of the Option Shares upon such exercise, shall have expired or been waived, and (ii) there shall not be in effect any preliminary or final injunction or other order issued by any court or governmental, administrative or regulatory agency or authority or legislative body or commission prohibiting the exercise of the Stock Option pursuant to the Shareholders Agreements. The Shareholders Agreements provide that if all HSR Act waiting periods have not expired or been waived, or there shall be in effect any such injunction or order, in each case on the expiration of the 90 Day Period, the 90 Day Period shall be extended until 5 business days after the later of (A) the date of expiration or waiver of all HSR Act waiting periods and (B) the date of removal or lifting of such injunction or order; provided that the Shareholders Agreements shall terminate if, after one year following the commencement of the original 90 Day Period, (1) all HSR Act waiting periods shall not have expired or been waived or (2) there shall be in effect any such injunction or order, and neither Parent nor Purchaser has exercised the Option. In the event that Parent wishes to exercise the Stock Option, Parent shall send a written notice to the Selling Shareholders identifying the place and date (not less than two nor more than 20 business days from the date of such notice) for the closing of such purchase.

          Certain Price Protection. Parent and the Purchaser have agreed to provide the Selling Shareholders with certain price protection. The Shareholders Agreements provide that if, within 12 months following the exercise of the Stock Option by Parent, Parent shall sell, transfer or otherwise dispose of any or all of the Option Shares to a third party (or realize cash proceeds in respect of such Shares as a result of a distribution to shareholders of the Company following the sale of substantially all of the Company's assets) in connection with a transaction whereby the third party is acquiring the entire equity interest in the Company pursuant to a merger, tender offer, exchange offer, sale of assets, sale of shares or a similar business transaction (a 'Subsequent Sale') at a per Share price in excess of $13.00 (the 'Subsequent Sale Price'), then Parent will promptly pay to the Selling Shareholders an amount equal to 25% of the excess of the Subsequent Sale Price over $13.00 multiplied by the number of Option Shares sold in the Subsequent Sale. In the event that the Subsequent Sale Price is in excess of $14.00, then Parent will promptly pay to the Selling Shareholders (i) 25% of the amount equal to the difference between $13.00 and $14.00 multiplied by the number of Option Shares sold in the Subsequent Sale and
(ii) in addition, 50% of the excess of the Subsequent Sale Price over $14.00 multiplied by the number of Option Shares sold in the Subsequent Sale.

          Provisions Concerning the Shares. The Selling Shareholders have agreed that during the period commencing on the date of the Shareholders Agreement and continuing until the first to occur of the Effective Time or termination of the Merger Agreement in accordance with its terms, at any meeting of the Company's shareholders or in connection with any written consent of the Company's shareholders, the Selling Shareholders will vote (or cause to be voted) the Shares held of record or beneficially owned by such Selling Shareholders, whether issued, heretofore owned or hereinafter acquired, (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and the Shareholders Agreements and any actions required in furtherance thereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or the Shareholders Agreements (after giving effect to any materiality or similar qualifications contained therein); and (iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (C) (1) any change in a majority of the persons who constitute the board of directors of the Company; (2) any change in the present capitalization of the Company or any amendment of the Company's Restated Articles of Incorporation or Bylaws; (3) any other material change in the Company's corporate structure or business; or (4) any other action which, in the case of each of the matters referred to in clauses (C)(1), (2) or (3), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by the Shareholders Agreements and the Merger Agreement. The Selling Shareholders further agreed not to enter into any agreement or understanding with any person or entity the effect of which would be inconsistent or violative of the provisions and agreements described above.

          Other Covenants, Representations, Warranties. In connection with the Shareholders Agreements, the Selling Shareholders have made certain customary representations, warranties and covenants, including with respect to (i) ownership of the Shares, (ii) the Selling Shareholders' authority to enter into and perform their obligations under the Shareholders Agreements, (iii) the receipt of requisite governmental consents and approvals, (iv) the absence of liens and encumbrances on and in respect of the Selling Shareholders' Shares, (v) restrictions on the transfer of the Selling Shareholders' Shares, and (vi) the solicitation of acquisition proposals.

          The parties to the Shareholders Agreement with Mr. Robinson have acknowledged that 80,705 Shares owned by Mr. Robinson (the 'Pledged Shares') are pledged to Michigan National Bank (the 'Pledge') to secure a loan in the amount of approximately $400,000 made to Mr. Robinson (the 'Loan'). In the Shareholders Agreement, Mr. Robinson has agreed to terminate the Pledge within 10 calendar days after commencement of the Offer and to take all actions necessary to eliminate any pledge, lien, encumbrance or security interest on the Pledged Shares by such tenth calendar day. In the event Parent purchases Shares pursuant to the Offer and the Shareholder has not tendered the Pledged Shares because the Pledge was not terminated as required by the above provision, the parties have agreed that such Shares will be acquired in the Merger. In the event that Mr. Robinson shall have breached the Shareholders Agreement by failing to comply with the foregoing provision, the parties agree that Parent may, in its sole discretion, pay the Loan in order to release the Shares from the Pledge, and Parent shall deduct from the purchase price upon exercise of the Stock Option the sum of (i) the amount paid to satisfy (in whole or in part) the Loan, (ii) interest on such amount at the prime rate of Michigan National Bank calculated from the date of payment of the Loan until receipt of the Pledged Shares by Parent, and (iii) any transaction costs in connection therewith (including attorney's fees and expenses).

     Consulting Agreement. THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS OF THE CONSULTING AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE CONSULTING AGREEMENT WHICH IS INCORPORATED HEREIN BY REFERENCE AND A COPY OF WHICH HAS BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO THE SCHEDULE 14D-1. THE CONSULTING AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACE AND MANNER AS SET FORTH IN SECTION 7 OF THIS OFFER TO PURCHASE.

          Parent and Jack Robinson (the 'Consultant') have entered into the Consulting Agreement pursuant to which the Consultant has agreed to advise Parent on general business matters and issues, and strategy relating to Parent's business (including issues relating to real estate and community, governmental and industry relations). The term of the Consulting Agreement is ten years commencing on the consummation of the Offer (the 'Term'). For the first year of the Term, the Consultant will also serve as President of Rite Aid of Michigan, Inc. The Consultant will also serve for five years as one of the representatives of the Company at various National Association of Chain Drug Stores conventions. As compensation for the Consultant's services, Parent has agreed to pay consulting fees to the Consultant at the rate of $225,000 per annum. Additionally, Parent will provide the Consultant and his spouse medical, health and life insurance coverage during the Term, and certain perquisites (for up to two years) that the Company currently provides to the Consultant. Parent has agreed to also provide the Consultant with office space and adequate support staff for the performance of his duties for the first two years under the Consulting Agreement, and during the Term Parent will reimburse the Consultant for all reasonable costs incurred in performing those duties rendered pursuant to the Consulting Agreement. In the event that the Offer or the Merger Agreement is terminated, the Consulting Agreement will be cancelled and of no force or effect. If the Consultant should die before the termination of the Consulting Agreement, the consulting relationship with Parent shall end and Parent shall thereafter pay to the beneficiary designated by the Consultant the compensation that the Consultant would have been paid under the Consulting Agreement for the remainder of the Term. If, as a result of the Consultant's incapacity due to physical or mental illness, the Consultant should become unable to perform his duties under the Consulting Agreement, Parent may terminate the consulting relationship with the Consultant. In such event, the Consultant shall be entitled to receive substantially the same compensation that he would have received under the Consulting Agreement for the remainder of the Term.

          In the Consulting Agreement, the Consultant has agreed not to engage in or be employed by any business which competes with Parent for a period of five years after termination of his services as a consultant under the Consulting Agreement, and has further agreed not to disclose any confidential information acquired while performing his duties under the Consulting Agreement.

     Confidentiality Agreement. THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS OF THE CONFIDENTIALITY AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CONFIDENTIALITY AGREEMENT WHICH IS INCORPORATED HEREIN BY REFERENCE AND A COPY OF WHICH HAS BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO THE SCHEDULE 14D-1. THE CONFIDENTIALITY AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACE AND MANNER AS SET FORTH IN SECTION 7 OF THIS OFFER TO PURCHASE.

          Parent entered into a Confidentiality Agreement, dated December 14, 1994, with the Company pursuant to which Parent has agreed, among other things, to keep confidential certain non-public confidential or proprietary information of the Company furnished to Parent by or on behalf of the Company. The Confidentiality Agreement provides that for a period of one year from the date of the Confidentiality Agreement, neither Parent nor any of its directors, officers, employees, agents or representatives will, without the prior written consent of the Company: (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company or any subsidiary thereof, or of any successor to or person in control of the Company, or any assets of the Company or any subsidiary or division thereof or of any such successor or controlling person; (b) make, or in any way participate, directly or indirectly, in any 'solicitation' of 'proxies' to vote (as such terms are used in the rules of the Commission), or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company; (c) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its securities or assets; (d) seek or propose to influence or control the Company's management or policies (or request permission to do so); or (e) form, join or in any way participate in a 'group' as defined in Section 13(d)(3) of the Exchange Act in connection with any of the foregoing provisions of this paragraph.

     Rights Agreement. THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS OF THE RIGHTS AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE RIGHTS AGREEMENT, A COPY OF WHICH HAS BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO THE COMPANY'S CURRENT REPORT ON FORM 8-K, DATED FEBRUARY 4, 1987, AND THE AMENDMENT TO RIGHTS AGREEMENT, FILED AS AN EXHIBIT TO THE COMPANY'S CURRENT REPORT ON FORM 8-K, DATED JUNE 2, 1989, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FORM 8-KS. THE RIGHTS AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACE AND IN THE MANNER AS SET FORTH IN SECTION 7 OF THIS OFFER TO PURCHASE.

          On February 4, 1987, the Board of Directors of the Company declared a dividend distribution of one Right for each outstanding share of Common Stock to shareholders of record on February 20, 1987. Each Right issued pursuant to the Rights Agreement entitles the registered holder to purchase from the Company a unit consisting of one one-hundredth of a share (a 'Unit') of Series A $5.00 Preferred Stock, no par value (the 'Preferred Stock') at a price of $48.00 per Unit (the 'Purchase Price'), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the 'Rights Agreement') between the Company and State Street Bank & Trust Company, as successor Rights Agent (the 'Rights Agent').

          The Rights are evidenced by a Common Stock certificate with a copy of the Summary of Rights (as set forth in an exhibit to the Rights Agreement) attached thereto. The Rights will separate from the Common Stock and a Distribution Date (as defined in the Rights Agreement) will occur upon the earlier of (i) 10 business days (or such later date as may be determined by action of a majority of the Continuing Directors (as defined in the Rights Agreement) then in office) following a public announcement that an Acquiring Person (as defined in the Rights Agreement) has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of the Common Stock or (ii) 10 business days (or such later date as may be determined by action of a majority of the Continuing Directors then in office) following the commencement or announcement of an intention to commence a tender offer or exchange offer by any person if, upon consummation thereof, such person would be an Acquiring Person (the earlier of such dates being called the 'Distribution Date').

          The Rights Agreement provides that, until the Distribution Date, (i) the Rights will be transferred with and only with the Common Stock, (ii) new Common Stock certificates issued after February 20, 1987 upon transfer or new issuance of the Common Stock contain a notation incorporating the Rights Agreement by reference, and (iii) the surrender for transfer of any of the Common Stock certificates outstanding as of February 20, 1987, even without a copy of the Summary of Rights attached thereto, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. The Rights Agreement provides that as soon as practicable following the Distribution Date, separate certificates evidencing the Rights ('Right Certificates') will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

          The Rights are not exercisable until the Distribution Date and the Rights will expire on February 20, 1997, unless earlier redeemed by the Company as described below.

          The Rights Agreement provides that in the event that (i) the Company were the surviving corporation in a merger and its Common Stock were not changed or exchanged; (ii) an Acquiring Person engages in one of a number of self-dealing transactions specified in the Rights Agreement; or (iii) an Acquiring Person becomes the beneficial owner of 25% or more of the outstanding Shares, except (a) pursuant to an acquisition discussed in the following sentence, or (b) pursuant to a tender offer or exchange offer for all outstanding Shares at a price and on terms determined by at least a majority of the Continuing Directors, after receiving advice from one or more investment banking firms, to be at a price that is fair (as set forth in the Rights Agreement) to shareholders and otherwise in the best interests of the Company and its shareholders (a 'Fair Offer'), then proper provision shall be made so that each holder of a Right, other than Rights that were or are beneficially owned by the Acquiring Person (which will thereafter be void), shall thereafter have the right to receive upon exercise, at the then current market price in accordance with the terms of the Rights Agreement, such number of Shares having a market value of two times the exercise price of the Right. In the event (i) that the Company were acquired in a merger or other business combination transaction in connection with which all or a part of the Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property, except if such transaction is consummated with a person or persons who acquired Shares pursuant to a tender offer for all outstanding Shares if (A) the price and or terms of the tender offer are determined by at least a majority of the Continuing Directors to be a Fair Offer, (B) the price per Share offered in such transaction is not less than the price per Share paid to all holders of Shares whose Shares were purchased pursuant to such tender offer and (C) the form of consideration being offered to the remaining holders of Shares pursuant to such transaction is the same as the form of consideration paid pursuant to such tender offer; or (ii) that 50% or more of the Company's assets or earning power were sold, then proper provision shall be made so that each holder of a Right, other than Rights that were or are beneficially owned by the Acquiring Person (which will thereafter be void), shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the Acquiring Person which at the time of such transaction would have a market value of two times the exercise price of the Right. Each of the events described in this paragraph constitutes a 'Triggering Event' under the Rights Agreement.

          With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of a least 1% in such Purchase Price. Prior to a Triggering Event, fractional shares of the Preferred Stock will not be issued (other than fractions which are integral multiples of one one-hundredths of a share of Preferred Stock) and, in lieu thereof, an adjustment in cash will be made equal to the same fraction of the current market value of one one-hundredth of a share of Preferred Stock. Following the occurrence of a Triggering Event, the Company shall not be required to issue fractions of shares of Common Stock and, in lieu thereof, an adjustment in cash will be made equal to the same fraction of the current market value of one share of Common Stock.

          At any time prior to 5:00 p.m. Detroit time, on the tenth business day following the public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 20% or more of the outstanding shares of the Common Stock of the Company (the 'Shares Acquisition Date'), the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.05 per Right (the 'Redemption Price'); provided that if such redemption occurs on or after the Shares Acquisition Date the Board shall be entitled to so redeem the Rights only if such redemption is approved by a majority of the Continuing Directors and the Continuing Directors constitute a majority of the Board of Directors. Thereafter, the Company's right of redemption may be reinstated, prior to a Triggering Event, if (i) an Acquiring Person reduces his beneficial ownership to 10% or less of the outstanding shares of Common Stock in a transaction or series of transactions not involving the Company, and (ii) there are no other Persons, immediately following the event described in clause (i), who are Acquiring Persons. Additionally, the Continuing Directors may at any time prior to the occurrence of a Triggering Event, redeem the then outstanding Rights in whole, but not in part, at the Redemption Price; provided that such redemption is in connection with the consummation of a merger or other business combination involving the Company but not involving an Acquiring Person or its Affiliates or Associates which is determined to be in the best interests of the Company and all its shareholders by a majority of the Continuing Directors or by the holders of 80% of the outstanding Common Stock not owned by the Acquiring Person or its Affiliates or Associates. Immediately upon the action of the Board of Directors of the Company electing to redeem the Rights, the Company shall make announcement thereof, and upon such election, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

          Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

          The Company has executed the Rights Amendment (i) to prevent the Merger Agreement, the Shareholders Agreements or the consummation of any of the transactions contemplated thereby, including without limitation, the Offer and the consummation of the Offer and the Merger, from resulting in the distribution of separate Rights certificates or the occurrence of a Distribution Date (as defined therein) or being deemed a Triggering Event (as defined therein) and
(ii) to provide that neither Parent nor the Purchaser will be deemed to be an Acquiring Person (as defined therein) by reason of the transactions expressly provided for in the Merger Agreement and the Shareholders Agreements. The Rights Amendment will render the Rights inoperative with respect to any acquisition of Shares by Parent, the Purchaser or any of their affiliates pursuant to the Merger Agreement and/or the Shareholders Agreements. Upon consummation of the Merger, all Rights will expire and be of no further force or effect.

     General. Under Michigan Law, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors of the Company has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, and, unless the Merger is consummated pursuant to the short-form merger provisions under Michigan Law described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. Accordingly, if the Minimum Condition is satisfied, the Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other shareholders of the Company.

     Under Michigan Law, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, the Purchaser will be able to approve the Merger without a vote of the Company's shareholders. In such event, Parent, the Purchaser and the Company have agreed in the Merger Agreement to take, at the request of the Purchaser, all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's shareholders. If, however, the Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's shareholders is required under Delaware Law, a significantly longer period of time would be required to effect the Merger.

     Under Article VIII of the Company's Restated Articles of Incorporation (the 'Company's Charter'), the affirmative vote of the holders of not less than 75% of the outstanding Shares is required to, among other things, adopt any agreement for, or to approve, the merger or consolidation of the Company or any subsidiary with or into any person (defined as any individual, corporation, partnership or other entity) if, as of the record date to vote on such transaction, such person is, or at any time within the preceding 12 months has been, the beneficial owner of 5% or more of the Shares. However, the Company's Charter provides that the preceding provision is not applicable to a transaction which meets this criteria if (i) the Board of Directors of the Company has approved a memorandum of understanding with such person setting forth the principal terms of the transaction and such transaction is substantially consistent therewith, and (ii) a majority of the Board of Directors voting in favor of such resolution were duly elected to the Board prior to the time such person became the beneficial owner of 5% or more of the Shares. In the Merger Agreement the parties have agreed that the Merger Agreement shall constitute the memorandum of understanding setting forth the principal terms of the Merger and related transactions. In the Merger Agreement, the Company has represented that the Board of Directors of the Company, by resolution, has approved the memorandum of understanding setting forth the principal terms of the Merger and related transactions prior to the time that Parent or the Purchaser entered into the Shareholders Agreements. Accordingly, the vote of the holders of not less than 75% of the outstanding Shares, as set forth in Article VIII of the Company's Charter, is not applicable to the Offer, the Merger, or the transactions contemplated thereby.

     The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain 'going private' transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. The Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following consummation of the Offer. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction, be filed with the Commission and disclosed to shareholders prior to consummation of the transaction.

     Appraisal Rights. No appraisal rights are available in connection with the Offer and the Merger. Michigan Law provides that there shall be no right of dissent in favor of holders of shares of any class or series in connection with a merger in which shareholders receive cash in exchange for their shares, except in certain situations which the Purchaser believes would not be applicable to the Merger.

     Except as noted in this Offer to Purchase, neither Parent nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any material changes in the Company's corporate structure, business or composition of its management or personnel.

     12. DIVIDENDS AND DISTRIBUTIONS. As described above, the Merger Agreement provides that, prior to the Effective Time, the Company will not (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, subsidiaries of the Company and dividends paid in respect of directors' qualifying shares which dividends are the property of, and for the benefit of, the Company or its direct or indirect wholly owned subsidiaries, (ii) except as explicitly permitted by the Merger Agreement, issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its subsidiaries or (iii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock.

     13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION.

     The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 Shares should fall below 1,200, the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more ('NYSE Excluded Holdings')) should fall below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) should fall below $5,000,000. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

     If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation System ('NASDAQ') or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

     The Shares are currently 'margin securities', as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the 'Federal Reserve Board'), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute 'margin securities' for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

     The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a), and the requirements of Rule 13e-3 under the Exchange Act with respect to 'going private' transactions, no longer applicable to the Shares. In addition, 'affiliates' of the Company and persons holding 'restricted securities' of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act.

     If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be 'margin securities' or be eligible for NASDAQ reporting.

14.  CONDITIONS OF THE OFFER.

     Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer as to any Shares not then paid for, if (i) any applicable waiting period under the HSR Act has not expired or terminated, (ii) the Minimum Condition has not been satisfied, (iii) the Rights Agreement shall not have been amended in a manner which renders the Rights inoperative with respect to any acquisition of Shares by Parent or the Purchaser, or (iv) at any time on or after December 23, 1994 and before the time of payment for any such Shares, any of the following events shall occur or shall be determined by the Purchaser to have occurred:

          (a) there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or applicable to the Offer or the Merger by any domestic or foreign federal or state governmental regulatory or administrative agency or authority or court or legislative body or commission which directly or indirectly (l) prohibits, or imposes any material limitations on, Parent's or the Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or compels Parent or the Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective subsidiaries, in each case taken as a whole,
     (2) prohibits, or makes illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer or the Merger, (3) results in the delay in or restricts the ability of the Purchaser, or renders the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares, (4) imposes material limitations on the ability of the Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's shareholders, or (5) otherwise materially adversely affects the consolidated financial condition, businesses or results of operations of the Company and its subsidiaries, taken as a whole, provided that Parent shall have used all reasonable efforts to cause any such judgment, order or injunction to be vacated or lifted;

          (b) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (4) any limitation (whether or not mandatory) by any foreign or United States governmental authority on the extension of credit by banks or other financial institutions, (5) any decline in either the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Industrial Companies by an amount in excess of 20% measured from the close of business on December 23, 1994, or (6) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (c) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct in any material respect as of the date of consummation of the Offer as though made on or as of such date, except (i) for changes specifically permitted by the Merger Agreement and (ii) those representations and warranties that address matters only as of a particular date are true and correct as of such date or the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it;

          (d) the Merger Agreement shall have been terminated in accordance with its terms;

          (e) (i) it shall have been publicly disclosed or Parent or the Purchaser shall have otherwise learned that any person, entity or 'group' (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or its affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 19.9% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted an option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 19.9% of any class or series of capital stock of the Company (including the Shares); or (ii) any person or group shall have entered into a definitive agreement or agreement in principle with the Company with respect to a merger, consolidation or other business combination with the Company; or

          (f) the Company's Board of Directors shall have withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement, or the Merger, or recommended another proposal or offer, or shall have resolved to do any of the foregoing;

which in the sole judgment of Parent or the Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or the Purchaser giving rise to such condition) makes it inadvisable to proceed with the Offer or with such acceptance for payment or payments.

     The foregoing conditions are for the sole benefit of the Purchaser and Parent and may be waived by Parent or the Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15.  REGULATORY APPROVALS; STATE TAKEOVER LAWS.

     General. Except as otherwise disclosed herein, based on a review of publicly available information by the Company with the Commission, neither the Purchaser nor Parent is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or the Merger or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that such approval or action would be sought. While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Purchaser or Parent or that certain parts of the businesses of the Company, the Purchaser or Parent might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See
Section 14.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ('FTC'), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the 'Antitrust Division') and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by the Purchaser pursuant to the Offer is subject to the HSR Act requirements.

     Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchase may not be made until the expiration of a 15-calendar day waiting period following the required filing under the HSR Act by Parent, which Parent intends to make on December 29, 1994. Accordingly, if such filing is made on December 29, 1994, the waiting period under the HSR Act will expire at 11:59 P.M., New York City time, on January 13, 1995, unless early termination of the waiting period is granted or Parent receives a request for additional information of documentary material prior thereto. Pursuant to the HSR Act, Parent has requested early termination of the waiting period applicable to the Offer. There can be no assurances, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent, the waiting period would expire at 11:59 P.M., New York City time, on the tenth calendar day after the date of substantial compliance by the Parent with such request. Thereafter, the waiting period could be extended only by court order or by consent of Parent. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the purchase of and payment for Shares pursuant to the Offer will be deferred until 10 days after the request is substantially complied with unless the waiting period is terminated sooner by the FTC or the Antitrust Division. See Section 2. Only one extension of such waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act, except by court order. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request to the Company from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period.

     No separate HSR Act requirements with respect to the Merger, the Merger Agreement, and the Shareholders Agreements will apply if the 15-day waiting period relating to the Offer (as described above) has expired or been terminated. However, if the Offer is withdrawn or if the filing relating to the Offer is withdrawn prior to the expiration or termination of the 15-day waiting period relating to the Offer, the acquisition of Shares under the Shareholders Agreements and/or the Merger pursuant to the Merger Agreement may not be consummated until 30 calendar days after receipt by the Antitrust Division and the FTC of the Notification and Report Forms of both Parent and the Company unless the 30-day period is earlier terminated by the Antitrust Division and the FTC. Within such 30-day period, the Antitrust Division or the FTC may request additional information or documentary materials from Parent and/or the Company, in which event, the acquisition of Shares pursuant to the Merger or the Shareholders Agreements, as the case may be, may not be consummated until 20 days after such requests are substantially complied with by both Parent and the Company. Thereafter, the waiting periods may be extended only by court order or by consent.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the Purchaser's purchase of Shares, either the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Parent and its subsidiaries and the Company and its subsidiaries are involved, Parent and the Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be.

     State Takeover Laws. The Company is incorporated under the laws of the State of Michigan. In general, Sections 775 through 784 of Michigan Law (the 'Business Combination Statute') prevent an 'interested shareholder' (generally a person who owns or has the right to acquire 10% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a 'business combination' (defined to include mergers and certain other transactions) with a Michigan corporation for a period of five years following the date such person became an interested shareholder unless, among other things, the board of directors of the corporation approved the business combination at any time prior to the time the interested shareholder first became an interested shareholder. On December 23, 1994, prior to the execution of the Merger Agreement and prior to the execution of the Shareholders Agreements, the Board of Directors of the Company, by unanimous vote of all directors present at a meeting held on such date, approved the Merger Agreement and determined that each of the Offer and the Merger is fair to, and in the best interest of, the shareholders of the Company. Accordingly, the Business Combination Statute is inapplicable to the Offer and the Merger.

     In general, Sections 790 through 799 of Michigan Law (the 'Control Share Acquisition Statute') provide that 'control shares' (defined as shares that, except for this statute, would have voting power that would entitle a person, immediately after acquisition of the shares, to exercise or direct the exercise of the voting power of one-fifth or more of all voting power of the company's shares) acquired in a 'control share acquisition' (defined as an acquisition of ownership or the power to direct the voting power of control shares) have voting rights only to the extent granted by a resolution approved by both a majority of all shares entitled to vote thereon and a majority of the shares entitled to vote thereon excluding all interested shares. This statute does not apply to the acquisition of any shares of a corporation if, among other things, the corporation's articles or by-laws provide, before the control share acquisition, that the provisions do not apply to such acquisition. On December 23, 1994, prior to the execution of the Merger Agreement and the Shareholders Agreements, the Company amended its By-laws to opt out of the Control Share Acquisition Statute. Accordingly, the Control Share Acquisition Statute is not applicable to the Offer or the Merger.

     16. FEES AND EXPENSES. Except as set forth below, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     The Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     In addition, Harris Trust Company of New York has been retained as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

     17. MISCELLANEOUS. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Parent and the Purchaser have filed with the Commission the Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in
Section 7 (except that they will not be available at the regional offices of the Commission).

                                                    LAKE ACQUISITION CORPORATION

December 29, 1994

                                   SCHEDULE I
               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                      OFFICERS OF PARENT AND THE PURCHASER

1. Directors and Executive Officers of Parent. Set forth below is the name, current business address, citizenship and the present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent. Unless otherwise indicated, each person identified below is employed by Parent. The principal address of Parent and, unless otherwise indicated below, the current business address for each individual listed below is 30 Hunter Lane, Camp Hill, Pennsylvania, 17011. Each such person is a citizen of the United States. Directors are identified by an asterisk.

                                        PRESENT PRINCIPAL OCCUPATION OR
                                        EMPLOYMENT;
NAME AND CURRENT                        MATERIAL POSITIONS HELD DURING THE PAST
BUSINESS ADDRESS                        FIVE YEARS
- --------------------------------------  ---------------------------------------
Alex Grass*...........................  Founder, Chairman of the Board and
                                        Chief Executive Officer of Parent. Mr.
                                        Grass is also a director of Hasbro Inc.
                                        and is Chairman of the Board of
                                        Directors of Super Rite Corporation. He
                                        is the father of Martin Grass.

Martin Grass*.........................  President and Chief Operating Officer.
                                        Mr. Grass was appointed Chief Operating
                                        Officer in April 1989. He is the Vice
                                        Chairman of the Board of Directors and
                                        Treasurer of Super Rite Corporation. He
                                        is the son of Alex Grass.

Preston Robert Tisch* ................  President and Co-Chief Executive
Loews Corporation                       Officer of Loews Corporation since
667 Madison Avenue                      March 1988. In addition, since March
New York, NY 10021                      1991 he has been Chairman of the Board
                                        of the N.Y. Football GIANTS, Inc. From
                                        August 1986 to March 1988, he was
                                        Postmaster General of the United
                                        States. Prior thereto, he had been
                                        President and Chief Operating Officer
                                        of Loews Corporation. Mr. Tisch is also
                                        a director of Loews Corporation, CNA
                                        Financial Corporation, Bulova Watch
                                        Co., and Hasbro, Inc.

Franklin Brown*.......................  Executive Vice President and Chief
                                        Legal Counsel since 1993. Prior
                                        thereto, Mr. Brown served as Senior
                                        Vice President and General Counsel of
                                        Parent.

Philip Neivert* ......................  Private investor whose operations are
40 Whitestone Lane                      based in Rochester, New York.
Rochester, NY 14618

Gerald Tsai, Jr.* ....................  Chairman, President and Chief Executive
Tsai Management, Inc.                   Officer of Delta Life Corporation, a
200 Park Avenue                         position he has held since February
Suite 3709                              1993. He had been Chairman of the
New York, NY 10166                      Executive Committee of the Board of
                                        Directors of Primerica Corporation
                                        (formerly American Can Company) from
                                        December 1988 until April 1991. Mr.
                                        Tsai is also a director of NAC Re
                                        Corporation, Sequa Corporation and
                                        Zenith National Insurance Corp., and is
                                        a trustee of Meditrust.

Leonard Stern* .......................  Chairman of the Board of The Hartz
Hartz Group, Inc.                       Group, Inc. and affiliated companies.
667 Madison Avenue
24th Floor
New York, NY 10021

Henry Taub* ..........................  Honorary Chairman of the Board of
111 DeVriese Court                      Automatic Data Processing, Inc. since
Tenafly, NJ 07670                       1986. He is also a director of Hasbro,
                                        Inc.

Timothy J. Noonan.....................  Executive Vice President

Alex Schamroth........................  Executive Vice President

Frank M. Bergonzi.....................  Senior Vice President

Kevin J. Mann.........................  Senior Vice President

                                        PRESENT PRINCIPAL OCCUPATION OR
                                        EMPLOYMENT;
NAME AND CURRENT                        MATERIAL POSITIONS HELD DURING THE PAST
BUSINESS ADDRESS                        FIVE YEARS
- --------------------------------------  ---------------------------------------
Philip D. Markowitz...................  Senior Vice President
Ronald A. Miller......................  Senior Vice President
Robert R. Souder......................  Senior Vice President
Joel F. Feldman.......................  Senior Vice President
Dennis J. Bowman......................  Senior Vice President
Charles Slane.........................  Vice President and Secretary
Thomas R. Coogan......................  Vice President and Treasurer
Gerald P. Cardinale...................  Vice President
Mark E. Fogg..........................  Vice President
Allan Goldman.........................  Vice President
Charles R. Kibler.....................  Vice President
W. Michael Knievel....................  Vice President
James E. Krahulec.....................  Vice President
James O. Lott.........................  Vice President
Raymond B. McKeeby....................  Vice President
Suzanne Mead..........................  Vice President
Gregg W. Montgomery...................  Vice President
Michael F. Morris.....................  Vice President
Joseph S. Speaker.....................  Vice President

     Each of the executive officers listed above has served Parent or its subsidiaries in various executive capacities for the past five years, except for the following individuals:

     Mr. Bowman has held his present position with Parent for one year. Prior thereto he was a Senior Information Technology Consultant with McKinsey & Company.

     Mr. Feldman has been Vice President of Managed Care Services for Parent since 1991. From September 1989 until his appointment as Vice President, he held the positions of Assistant Vice President of Third Party Sales and Director of Third Party Sales for Parent.

2. Directors and Executive Officers of the Purchaser. Set forth below is the name and position of each director and officer of the Purchaser. The principal occupation or employment and citizenship of each such person is set forth in
Part 1 of this Schedule I. Each person identified below is employed by the Purchaser and has held such position since the formation of the Purchaser in December 1994. The principal address of the Purchaser and the current business address for each individual listed below is 30 Hunter Lane, Camp Hill, Pennsylvania 17011. Directors are identified by an asterisk.

                                        PRESENT PRINCIPAL OCCUPATION OR
                                        EMPLOYMENT;
                                        MATERIAL POSITIONS HELD DURING THE PAST
NAME                                    FIVE YEARS
- --------------------------------------  ---------------------------------------
Alex Grass*...........................  President
Martin Grass*.........................  Vice President
Franklin Brown*.......................  Secretary
Frank M. Bergonzi*....................  Treasurer

                                  SCHEDULE II
                 TRANSACTIONS IN SHARES DURING THE PAST 60 DAYS
                                   BY PARENT

                       SHARES
TRANSACTION DATE     ACQUIRED(1)     PRICE PER SHARE(2)
- ----------------     -----------     ------------------
October 24, 1994         9,200             $ 7.00
October 25, 1994        40,500               7.00
October 26, 1994        15,400               7.00
October 27, 1994        31,800               7.00
October 28, 1994         1,900               7.00
October 31, 1994         9,100               7.25
November 1, 1994         9,000               7.25

- ------------------
(1) Purchased by Parent in open market transactions executed on the NYSE.

(2) All prices are exclusive of brokerage commissions.

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:

                        HARRIS TRUST COMPANY OF NEW YORK

        By Mail:             By Overnight Courier:            By Hand:
   Wall Street Station       77 Water Street, 4th          Receive Window
      P.O. Box 1023                  Floor              77 Water Street, 5th
 New York, NY 10268-1023      New York, NY 10005                Floor
                                                         New York, NY 10005
                                 By Facsimile:
                                (212) 701-7636
                                (212) 701-7640
                             Confirm by telephone:
                                (212) 701-7624

     Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other tender offer materials may be directed to the Information Agent at the telephone number and address listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                           MACKENZIE PARTNERS, INC.

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                                       or
                         Call Toll-Free (800) 322-2885